EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated September 6, 2006, accompanying the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and schedule included in the Annual Report of ElkCorp on Form 10-K for the year ended June 30, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of ElkCorp on Form S-3 (File No. 333-73196) and on Form S-8 (File No. 333-96499).
/s/ Grant Thornton LLP
Grant Thornton LLP
Dallas, Texas
September 6, 2006